As filed with the Securities and Exchange Commission on November 7, 2014
Registration Statement No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
JAVELIN MORTGAGE INVESTMENT CORP.
(Exact name of registrant as specified in its charter)

Maryland	45-5517523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Ocean Drive, Suite 201 Vero Beach, Florida	32963
(Address of Principal Executive Offices)	(Zip Code)

JAVELIN Mortgage Investment Corp. 2012 Stock Incentive Plan
Shares of Common Stock Issuable to Non-Employee Directors
(Full title of the plan)
James R. Mountain
Chief Financial Officer, Treasurer and Secretary
JAVELIN Mortgage Investment Corp.
3001 Ocean Drive, Suite 201
Vero Beach, Florida  32963
(Name and address of agent for service)
(772) 617-4340
(Telephone number, including area code, of agent for service)
With a copy to:
Bradley D. Houser
Akerman LLP
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a small reporting company.)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (4)
Common Stock, $0.001 par value (1) (3)	174,998 shares	$12.42	$2,173,475.16	$252.56
Common Stock, $0.001 par value (2) (3)	100,000 shares	$12.42	$1,242,000	$144.32

(1)
Represents 174,998 shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable under the JAVELIN Mortgage Investment Corp. 2012 Stock Incentive Plan (the “Incentive Plan”). We previously filed a Registration Statement on Form S-8 (Registration No. 333-185744) to register 225,002 shares of Common Stock issuable under the Incentive Plan. Pursuant to the Incentive Plan, the maximum number of shares of Common Stock reserved for the grant of awards thereunder is equal to 3.0% of the total issued and outstanding shares of Common Stock (on a fully diluted basis) at the time of the grant of the award (other than any shares of Common Stock issued or subject to awards made pursuant to the Incentive Plan).

(2)
Represents 100,000 shares of common stock issuable to our non-employee directors in connection with certain director compensation payable in common stock, or a combination of common stock and cash at their option.

(3)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold and shares that may become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(4)
Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low price per share of our common stock as reported on the New York Stock Exchange on November 5, 2014.

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.
We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated which we have filed with Commission:

(a)
Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 6, 2014, and the portions of the Company’s proxy statement on Schedule 14A for the Company’s Annual Meeting of Stockholders filed with the SEC on March 19, 2014 that are incorporated therein;

(b)	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014, filed on May 7, 2014, August 4, 2014 and November 3, 2014, respectively;

(c)	Our Current Reports on Form 8-K, filed on January 7, 2014, February 10, 2014, March 6, 2014, April 3, 2014, May 12, 2014, July 3, 2014 and October 2, 2014; and

(d)
The description of our common stock included in our Registration Statement on Form 8-A, filed on September 28, 2012 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act“), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:
JAVELIN MORTGAGE INVESTMENT CORP.
3001 Ocean Drive, Suite 201
Vero Beach, Florida 32963
Tel: (772) 617-4340

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of ours who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of ours and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.    Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation of JAVELIN Mortgage Investment Corp. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Company’s registration statement on Form S-11 (Registration No. 333-182536), filed with the SEC on September 24, 2012)

3.2
Amended and Restated Bylaws of JAVELIN Mortgage Investment Corp. (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed with the SEC on November 3, 2014)

5.1	Opinion of Akerman LLP
10.1
JAVELIN Mortgage Investment Corp. 2012 Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on November 15, 2012)

23.1	Consent of Akerman LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature pages)

Item 9. Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

ii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, State of Florida, on this 7th day of November, 2014.
JAVELIN MORTGAGE INVESTMENT CORP.
By: /s/ James R. Mountain
Name:    James R. Mountain
Title:    Chief Financial Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott J. Ulm, Jeffrey J. Zimmer and James R. Mountain, and each of them acting alone, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott J. Ulm	Co-Chief Executive Officer, Chief Investment Officer, Head of Risk Management and Co-Vice Chairman (Principal Executive Officer)	November 5, 2014
Scott J. Ulm
/s/ Jeffrey J. Zimmer	Co-Chief Executive Officer, President, and Co-Vice Chairman	November 5, 2014
Jeffrey J. Zimmer
/s/ James R. Mountain	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	November 7, 2014
James R. Mountain
/s/ Daniel C. Staton	Chairman of the Board of Directors	November 5, 2014
Daniel C. Staton
/s/ Marc H. Bell	Director	November 7, 2014
Marc H. Bell
/s/ John C. Chrystal	Director	November 5, 2014
John C. Chrystal
/s/ Thomas K. Guba	Director	November 5, 2014
Thomas K. Guba
/s/ Robert C. Hain	Director	November 5, 2014
Robert C. Hain
/s/ John P. Hollihan, III	Director	November 6, 2014
John P. Hollihan, III
/s/ Stewart J. Paperin	Director	November 5, 2014
Stewart J. Paperin

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Akerman LLP.

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).